EXHIBIT 10.1

                                    WESTMARK
                              GROUP HOLDINGS, INC.

                                  EXHIBIT "E"

                                        November 28, 1995

Linda Moore
Westmark Group Holdings, Inc.
355 NE 5th Avenue
Delray Beach, Florida 33843

     In re: Termination of Employment Agreement

Dear Linda:

     Subject to approval of the Board of Directors of Westmark Group Holdings, Inc. ("WGHI"), WGHI will agree to the following terms and conditions with respect to the termination of your employment agreement dated March 10, 1994.

     WGHI will agree to provide you with the following:

     (1) The loan in the sum of $60,000 from Linda Moore to WGHI shall be repaid in full upon the closing of the HLOA transaction.


     (2) Salary compensation in the sum of $80,000 shall be converted to unregistered shares of common stock of WGHI based upon a value of 50% of the closing bid price per share on the day preceding the conversion or $1.25/share whichever is lesser. Said shares shall be registered by May 31, 1996. If said shares are not registered on May 31, 1996, Linda Moore will receive a 10% penalty per month payable in common stock of the company until such time as the shares are registered. If Linda Moore elects not to convert all or part of this money to shares then Linda Moore shall be entitled to a senior note with interest payable at 12% commencing December 1, 1995. Said note shall be paid in full no later than December 31, 1996. Linda Moore shall also have the right to convert all or any portion of the compensation balance to HLOA shares on a share for share basis in whole or in part. Said shares to be registered by May 31, 1996 and if registration not
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completed by May 31, 1996 then a 10% penalty per month compounded shall be applied.

     (3) The exercise date for all stock options previously granted to Linda Moore will be extended for a period of three years from the effective date of this agreement.

     (4) WGHI agree to terminate your existing employment agreement without cause and to indemnify you to the fullest extent permitted by law, grant a release and hold you harmless with respect to all prior acts as an officer of WGHI.

     (5) WGHI will enter into an employment consulting agreement with Linda Moore which shall provide for a salary of $4,000 per month payable in S-8 stock of WGHI or cash together with current medical and dental insurance. The initial term of the contract shall be 18 months and shall be non-cancelable for any reason whatsoever.

     (6) Linda Moore will resign as an officer of WGHI and an officer and director of Westmark Mortgage Corporation which resignations will not be effective until such time as Linda Moore has received the consideration set forth in subparagraphs (1)-(5) above.

     (7) The effective date of this termination agreement shall be the closing date of the Heart Labs of America transaction.

                                        Sincerely yours,

                                   /s/  MICHAEL F. MORRELL
                                        Michael F. Morrell
                                        President and CEO

Linda Moore hereby agrees and accepts the foregoing terms and conditions which agreement and acceptance is expressly conditioned upon the receipt of the consideration set forth above on or before the effective date of the termination.

/s/ LINDA MOORE   10-30-95
---------------------------
Linda Moore     Date
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                                  EXHIBIT "F"

                            Anti-Dilution Exceptions

The following proposed issuances of common stock shall be excepted from the anti-dilution provisions set forth in paragraph 1.6

                                                     Shares
                                                    -------
(a)  Chuck Arnold and related companies             100,000
(b)  Drew Hollenbeck                                 70,500
(c)  Miscelaneous conversion rights                  20,000
(d)  Horwitz, Cutler & Beam                          12,500
(e)  Harry C. Coolidge                               10,000
(f)  Cassidy & Associates                            10,000